UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2005

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 15, 2005, Insight Direct USA, Inc. ("Insight US"), a wholly-owned subsidiary of Insight Enterprises, Inc. ("Insight Enterprises"), and Mark McGrath entered into an employment agreement in connection with the appointment of Mr. McGrath as President of Insight US, effective May 23, 2005. The agreement is effective for an initial term of two years and will automatically renew for a new two-year term each successive day after the start of the initial term. Either Insight US or Mr. McGrath may elect not to renew the agreement, and, in that instance, the agreement would then expire at the end of the then current term.

The agreement provides for an annual salary of $325,000 and eligibility for an annual incentive bonus, subject to achievement of performance criteria established by the Compensation Committee of the Board of Directors of Insight Enterprises. The agreement also provides for a grant of an option to purchase 200,000 shares of the common stock of Insight Enterprises and a grant of 15,000 shares of restricted common stock of Insight Enterprises on the date Mr. McGrath commences employment with Insight US, with the exercise price for the options to be set as the closing price for the common stock of Insight Enterprises on the date of grant. The options vest as to one-third on the first, second and third anniversaries of the date of grant, subject to continued employment. Vested options will expire on the earlier of five years from the date of grant or 90 days after the termination of Mr. McGrath's employment. The shares of restricted stock vest as to one-third on the first, second and third anniversaries of the date of grant, subject to continued employment.

If Mr. McGrath's employment is terminated without cause, or if he resigns with good reason, he will be entitled to a lump sum payment equal to two times his annual base salary (less any pay during the 90 day notice period), a prorated portion of any incentive compensation earned (and not previously paid) for the year in which termination (or resignation) takes place and one times the higher annual bonus from the two immediately preceding fiscal years.

Following a change in control, the agreement provides that if Mr. McGrath's employment is terminated without cause or if Mr. McGrath terminates his employment for good reason prior to the expiration of 24 months following the change in control, Mr. McGrath will be entitled to receive a lump sum payment equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus from the two immediately preceding fiscal years. Additionally, Mr. McGrath will become vested in any and all stock bonus and stock option plans and will be eligible for benefits (life, disability, accident, group health and dental) through the earlier of 42 months following termination or eligibility for new benefits. All payments made following a change in control will be grossed up for taxes.

The agreement also provides for non-disclosure by Mr. McGrath of our confidential information and includes covenants by Mr. McGrath not to compete with Insight US for a period of as long as two years following termination of employment and not to solicit the employees, suppliers and customers for one year following termination of employment.

Explanatory Note: This Amendment No. 1 to the Current Report on Form 8-K of Insight Enterprises, Inc. is being filed to include information inadvertently omitted from Item 1.01 of the Current Report on Form 8-K filed on May 19, 2005, namely that Mr. McGrath received a grant of 15,000 shares of restricted common stock of Insight Enterprises pursuant to the terms of his employment agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

July 28, 2005	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary